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                         Janus Hotels and Resorts, Inc.

                                  News Release

For Immediate Release: March 19, 2001
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Contact: Eric L. Glazer, General Counsel
Telephone (561) 997-2325
E-mail eglazer@janushotels.com

         JANUS HOTELS AND RESORTS, INC. ANNOUNCES SHAREHOLDER'S APPROVAL
                          OF BACK-TO-BACK STOCK SPLITS

         Janus Hotels and Resorts, Inc. (Nasdaq: JAGI), a Florida-based hospitality company, announced today that its shareholders have approved the Company's proposal to cash-out stockholders holding fewer than 100 shares of the Company's Common Stock at its Special Meeting of the Shareholders on March 15, 2001.

         The cash-out will be effected through a one for 100 and a 100 for one back-to-back stock splits and will be effective for all shareholders of record at the close of trading on April 2, 2001. Shareholders owning 100 or more shares will not be affected by the splits and will continue to hold the same number of shares they currently own. Shareholders owning less than 100 shares will have the option of purchasing additional shares in the market prior to the splits if they wish to retain their investment in the Company or accept cash at the amount of the fair market value of their shares.

         Louis Beck, the Company's Chairman, stated that this approval will create a substantial decrease in the amount of expenses incurred by the Company each year in noticing shareholders as required by securities law, and in addition, will enable the small shareholders to receive cash for their shares that would ordinarily carry commission fees close to or in excess of the transaction amount.

         Janus Hotels and Resorts, Inc. is engaged in the business of management and ownership of hospitality properties. The Company currently owns 15 hotels and manages 53 hotels totaling in excess of 9,000 rooms under its management.

                          [Forward Looking Statements]

When used in Janus' press releases and in oral statements made with the approval of an authorized executive officer of Janus, the words or phrases "expects", "plans", "outlook", will likely result" or similar expressions (including confirmations by an authorized executive officer of Janus of any such expressions made by a third party with respect to Janus) are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Janus wishes to caution readers not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Janus has no obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.